Exhibit 10.31

ZBB ENERGY CORPORATION

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is entered into on May 19, 2014 (the “Effective Date”), by and between Bradley Hansen (“you”) and ZBB Energy Corporation (“ZBB” or the “Company”).

RECITALS

WHEREAS, the Company now desires to employ you in the position of President and Chief Operating Officer (COO); and

WHEREAS, you and the Company now desire to set forth the terms and conditions of your agreements and understandings in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the respective agreements of you and the Company set forth below, you and the Company, intending to be legally bound, agree as follows:

1.	Position.

(a)	You will serve as the Company’s President and COO, reporting to the Company’s Chief Executive Officer (“CEO”), and performing the duties described in Attachment A, or as may be later explicitly agreed upon between the parties. Your services shall be performed primarily in Menomonee Falls, Wisconsin. You acknowledge and agree, however, that you may be required to travel in connection with the performance of your job duties.

(b)	You have disclosed to the Company all your direct and indirect ownership interests in the Company’s China joint venture entity, Anhui Meineng Store Energy Co., Ltd. (“Meineng”). The Company acknowledges that you will retain such interests and also continue to serve as a director and General Manager and CEO of Meineng. You acknowledge and agree that you will abstain from voting as a director of either the Company or Meineng on any transactions between the two entities.

(c)	During your employment by ZBB, you may accept a position on the board of directors of any company that does not directly compete with the business of ZBB, provided such position is approved in advance by ZBB’s Board of Directors.

(d)	In addition to your role as the Company’s President and COO, you will also serve as a member of ZBB’s Board of Directors; provided, upon the earlier to occur of (1) the request of ZBB’s Board of Directors, and (2) the termination, for whatever reason, of your employment, you shall resign as a member of ZBB’s Board of Directors, effective as of the effective date of such earlier occurrence, pursuant to a resignation letter in the form attached hereto as Attachment B.

(e)	Nothing in this Agreement will be construed as conferring upon you any right to remain employed by the Company or any of its subsidiaries or affiliates, or affect the right of the Company or any of its affiliates to terminate your employment at any time, for any reason or no reason, subject to the obligations contained in this Agreement.

2.	Salary.

(a)	You will be entitled to an annual salary of $245,000, payable in accordance with ZBB’s normal salaried payroll practices. The Company will review, at least annually, your overall compensation with a view to increasing it if, in the sole judgment of ZBB’s compensation committee, the performance of ZBB or your services merit such an increase.

(b)	ZBB shall be entitled to withhold from amounts to be paid to you hereunder any federal, state or local withholding or other taxes or charges which it is required to withhold under applicable law.

3.
Term.  This Agreement shall have an initial term of two (2) years, starting on the Effective Date (the “Term”), unless terminated earlier pursuant to Section 8, and thereafter shall remain in effect until terminated, by either party, at any time and for any reason, upon the provision of written notice to the other party, subject to the terms and conditions set forth in Section 8, below.

4.	Equity Awards. Effective as of the date of first day of employment with the Company, you will receive two equity awards:

(a)	You will be granted an option to purchase 360,000 shares with the exercise price based on the closing share price on the first day of your employment. This option will be an Inducement option.

	(i)	Vesting will be over 3 years with the first 1/3 vesting one year from the start of your employment the second 1/3 vesting two years from the start of your employment and the last 1/3 vesting three years after the start of your employment.

	(ii)	This option will immediately vest in full upon a “Change of Control” of ZBB. The definition of “Change of Control” is attached as Attachment C.

	(iii)	If, before the third anniversary of the start of your employment, you are terminated without Cause or due to Disability or resign for Good Reason, pursuant to Section 8, an additional 60,000 shares will become fully vested and exercisable as of the termination date.

	(iv)	The option will have such other terms and conditions specified in the form of Nonstatutory Stock Option Agreement provided to you and is included herein as Attachment D.

(b)	You will also be granted 360,000 inducement restricted stock units (“RSUs”).

	(i)	The RSUs will vest upon the Compensation Committee’s confirmation that certain performance targets are met as described in Annex 1 to the Restricted Stock Unit Agreement provided to you (see Attachment E).

	(ii)	The RSUs will have such other terms and conditions specified in the Restricted Stock Unit Agreement (Attachment E).

5.
Future Incentive Compensation.  You shall be eligible to participate in various performance-based stock option and cash bonus plans offered by the Company, the terms of conditions of which shall be solely determined by the Company and approved by the Company’s compensation committee.

6.	Commuting and Other Expenses.

(a)	The Company will reimburse your commuting expenses to and from ZBB’s corporate offices and the expense for your wife to visit you in Wisconsin in the following manner:

	(i)	Coach class airfare between California and Wisconsin.

	(ii)	Incidental expenses such as mileage, parking, etc. for transportation from your and your wife’s home to ZBB’s corporate offices.

	(iii)	Local transportation when working at ZBB’s corporate offices.

	(iv)	The total reimbursement will not exceed $25,000 per year.

	(v)	All expenses must be invoiced to the Company within thirty (30) days of being incurred by you.

(b)	The Company will provide you an apartment of your choosing located near ZBB’s corporate offices. This expense will paid directly by ZBB, provided that such expenses are reasonable and approved in advance by the Company’s CEO.

(c)	Expenses for other Company travel will be reimbursed in accord with ZBB’s travel policy.

7.	Benefits.

(a)	During the term of your employment by ZBB, ZBB will provide you with, and you will be eligible for, all benefits of employment generally made available to the senior executives of ZBB (collectively, the “Benefit Plans”), subject to and on a basis consistent with the terms, conditions and overall administration of such Benefit Plans. You will be considered for participation in Benefit Plans which by the terms thereof are discretionary in nature (such as stock option plans) on the same basis as other executive personnel of ZBB of similar rank.

(b)	The Company will offer you four (4) weeks of personal time off per calendar year, in accordance with Company policy in effect from time to time.

(c)	The Company will provide you with ten (10) paid holidays per calendar year, in accordance with Company policy in effect from time to time.

8.	Benefits Upon Termination.

(a)	In addition to the benefits described in Section 4, you will be entitled to a severance payment in an amount equal to six (6) months of your annual base salary as then in effect (“Severance Payments”) in the event (A) ZBB terminates your employment for any reason other than “Cause” or “Disability,” or (B) you terminate your employment with ZBB for “Good Reason”; provided that in the event your termination occurs in connection with a Change of Control, the Severance Payments shall equal the greater of (X) six (6) months of your annual base salary as then in effect and (Y) payment of your base salary as then in effect for the remainder of the Term. You acknowledge and agree that the payment of the Severance Payments is contingent upon you executing a general release of claims for the benefit of ZBB (in a form substantially similar to that which is attached as Attachment G) (the “General Release”), which must be executed by you (and any applicable revocation period must expire) in accordance with the terms of the General Release but in no event later than sixty (60) calendar days following the effective date of your termination of employment with ZBB. The Severance Payments shall be payable in accordance with ZBB’s normal salaried payroll practices then in effect, and the first payment (which shall include any accrued payments that would have otherwise been made beginning on the date of your termination of employment) shall be made to you on the first normal payroll date that occurs at least five (5) business days after the expiration of the applicable revocation period for the General Release.

You will also be entitled to accrued and unpaid benefits under the terms and conditions of any Benefit Plans in which you participate through the date of your termination.  Furthermore, you will be provided with any additional payments which the Company is required to pay to you in accordance with applicable law, including accrued but unused vacation.  For the avoidance of doubt, the payments described in this paragraph are not contingent upon your execution of the General Release.

(b)	In the event your employment with ZBB is terminated due to “Disability,” you will be entitled to severance in an amount equal to six (6) months of your base salary as then in effect (“Disability Severance”), paid in accordance with ZBB’s normal salaried payroll practices, provided that you execute the General Release, which must be executed by you (and any applicable revocation period must expire) in accordance with the terms of the General Release but in no event later than sixty (60) calendar days following the effective date of your termination. Your first Disability Severance payment (which shall include any accrued payments that would have otherwise been made beginning on the date of your termination of employment) shall be made to you on the first normal payroll date that occurs at least five (5) business days after the expiration of the applicable revocation period for the General Release.

You will also be entitled to all accrued and unpaid benefits under any Benefit Plans in which you participate through the date of termination.

(c)	If (i) you terminate your employment with ZBB for “Good Reason” or if the Company terminates your employment without Cause; (ii) you are a participant in ZBB’s health Benefit Plan on the date your employment terminates; and (iii) if you elect to continue your health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) following such termination, then ZBB shall pay your monthly premium under COBRA until the last day of the six (6) month period following such termination, unless during such period you are offered and accept or obtain equivalent health insurance coverage in connection with new employment or self-employment, in which case premium payments will cease as of the effective date of the new health insurance.

(d)	If you terminate your employment with ZBB other than for “Good Reason” or ZBB terminates your employment for “Cause,” you will be entitled to the payment of any accrued but unpaid base salary through the date of termination, plus all accrued and unpaid benefits under any Benefit Plans in which you participate through the date of termination. In either case, you will not be entitled to any Severance Payments, Disability Severance or payment of COBRA premiums.

(e)	As a condition of your employment, you will be required to execute: (i) the Restrictive Covenant Agreement which is attached to this Agreement as Attachment G and (ii) the Confidentiality & Intellectual Property Agreement which is attached to this Agreement as Attachment H, both of which are incorporated herein.

(f)	For purposes of this Agreement, “Cause” shall mean termination of your employment with ZBB due to (i) any failure by you to substantially perform your duties with ZBB (other than by reason of illness) which occurs after ZBB has delivered to you a demand for performance which specifically identifies the manner in which ZBB believes you have failed to perform your duties, and you fail to resume performance of your duties on a continuous basis within fourteen (14) days after receiving such demand; (ii) your commission of a material violation of any law or regulation applicable to ZBB or any of its subsidiaries or your activities in respect of ZBB or any of its subsidiaries; (iii) your commission of any material act of dishonesty or disloyalty involving ZBB or any of its subsidiaries; (iv) any violation by you of a ZBB policy of material import; (v) any act by you of moral turpitude which is likely to result in discredit to or loss of business, reputation or goodwill of ZBB; (vi) your chronic absence from work other than by reason of a serious health condition; (vii) your commission of a crime which substantially relates to the circumstances of your position with ZBB or any of its subsidiaries or which has material adverse effect on ZBB or any of its subsidiaries; or (viii) the willful engaging by you in conduct which is demonstrably and materially injurious to ZBB or any of its subsidiaries.

(g)	For purposes of this Agreement, “Disability” shall mean (i) you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or (ii) you have been, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three (3) months under any accident, disability or health plan.

(h)	For purposes of this Agreement, “Good Reason” shall mean your termination of your employment with ZBB within thirty (30) days after any of the following: (i) a change in your position with ZBB which materially reduces your level of responsibility or a material reduction in your base salary (except to the extent the base salary of substantially all of the executive officers of ZBB is reduced proportionately); (ii) a material breach by ZBB of any term of this Agreement following written notice thereof within thirty (30) days of the breach and the failure of ZBB to cure such breach within ten (10) days of such written notice; or (iii) any change in job title or responsibilities in connection with or within ninety (90) days prior to or following a Change in Control. Notwithstanding the above to the contrary, Good Reason does not exist unless (A) you object to any change, reduction, notification, or breach described above by written notice to ZBB within thirty (30) business days after such change, reduction, notification, or breach occurs and (B) ZBB fails to cure such change, reduction or breach within ten (10) business days after such notice is given.

(i)	Any Severance Payments payable to you under this Agreement are intended to be exempt from Section 409A of the Code under the separation pay exemption pursuant to Treasury Regulation §1.409A-1(b)(9)(iii) and for such purpose, each Severance Payment to you under this under this Agreement shall be considered a separate payment.

9.	Timing; Miscellaneous Provisions.

(a)	This Agreement and all your rights and obligations hereunder are personal to you and may not be transferred or assigned by you at any time. ZBB can assign its rights under this Agreement to any entity that assumes ZBB’s obligations hereunder and this Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation, or otherwise) to all or substantially all of ZBB’s business and/or assets. For all purposes of this Agreement, the term “ZBB” shall include any successor to ZBB’s business and/or assets which becomes bound by this Agreement.

(b)	This Agreement and all of your rights hereunder shall inure to the benefit of, and be enforceable by, your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.

(c)	Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by overnight courier or U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of notices to you, notices shall be addressed to you at the home address which you most recently communicated to ZBB in writing. In the case of notices to ZBB, notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(d)	No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by you and by an authorized officer of ZBB (other than you). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(e)	This Agreement and the other agreements, representations and understandings expressly set forth or referenced herein contain the entire understanding of the parties and shall supersede and replace all prior agreements and/or understandings between the parties with respect to the subject matter hereof.

(f)	Any termination of this Agreement shall not release either ZBB or you from our respective obligations to the date of termination nor from the provisions of this Agreement which, by necessary or reasonable implication, are intended to apply after termination of this Agreement.

(g)	The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Wisconsin (other than provisions governing the choice of law).

(h)	The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(i)	You acknowledge and agree that this Agreement is contingent upon your submission to and successful completion of a screening process which may include a background check, drug testing, and employment eligibility verification. In the event that you do not successfully complete the screening process to the Company’s satisfaction, you acknowledge and agree that this Agreement shall be null and void, and that the Company shall have no further obligations under this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed, on one or more counterparts hereof, all of which counterparts shall be deemed as but one and the same document, as of the date first written above.

ZBB ENERGY CORPORATION

/s/ Bradley Hansen	By:	/s/ Eric C. Apfelbach
Bradley Hansen		Eric Apfelbach
125 Northam Avenue		Chief Executive Officer
San Carlos, CA 94070